Exhibit 99.1

Investor Contact Laurie Poggi KKR Financial LLC 415-315-3718	Media Contact Roanne Kulakoff and Joseph Kuo Kekst and Company 212-521-4837 and 212-521-4863

SAN FRANCISCO, CA, AUGUST 15, 2007—KKR Financial Holdings LLC (NYSE: KFN) (“KFN” or the “Company”) today announced the sale of approximately $5.1 billion of residential mortgage loans. Prior to the Company’s conversion from a real estate investment trust (“REIT”) to a limited liability company in May 2007, KFN invested in residential real estate assets in order to satisfy the requirements to be treated as a REIT for U.S. federal income tax purposes. As a REIT, at least 75% of the Company’s gross income had to be generated by real estate assets, which for the Company consisted of its investments in residential mortgage assets. In order to meet this requirement, the Company sought to limit its exposure to both interest rate risk and credit risk by investing in floating rate and hybrid rate assets that were hedged with interest rate derivatives and by investing in residential mortgage assets with high credit quality due to the underlying collateral having a weighted average FICO® score of 728 and a weighted average loan-to-value ratio of 71%.

As previously announced, the Company no longer intends to invest in residential real estate assets and it intends to dispose of its existing portfolio through either a run-off of the assets through principal payments and prepayments or through a strategic alternative, including actively pursuing the sale of the common stock of its REIT subsidiary.

The Company recently sold $5.1 billion of its residential mortgage assets and terminated related interest rate swaps, which sale will result in a net loss of approximately $40.0 million. After the sale, the Company owns approximately $5.8 billion of mortgage loans primarily in the form of residential mortgage-backed securities. The Company currently finances approximately $5.3 billion of its remaining residential mortgage-backed securities portfolio through non-recourse asset-backed secured liquidity note facilities, and the Company currently has an aggregate net equity investment in such facilities totaling approximately $200.0 million. Due to the unprecedented disruption in the residential mortgage and global commercial paper markets, the Company has initiated discussions with the investors in its asset-backed secured liquidity note facilities regarding various alternatives to resolve potential funding disruptions resulting from the current market environment. In connection with the execution of or failure to execute any of the strategies discussed in this press release, the Company presently estimates that it may need to record a charge of up to the amount of its approximately $200.0 million net equity investment in the asset-backed liquidity note facilities described above and additional liabilities in an estimated range of $0 to $50.0 million. No assurance can be made that any of the strategies being evaluated by the Company will be successfully executed. In light of the level of disruption and volatility in commercial paper and broader credit markets, estimates of potential exposure are necessarily subject to future revision.

As previously announced on August 2, 2007, the Company will be paying a distribution of $0.56 per common share on August 30, 2007 to shareholders of record on August 16, 2007.

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About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a specialty finance company that uses leverage with the objective of generating competitive risk-adjusted returns. The Company seeks to achieve its investment objective by investing in (i) corporate loans and debt securities, (ii) marketable equity securities, and (iii) non-marketable equity securities. The Company also makes opportunistic investments in other asset classes from time to time, including investments in residential and commercial mortgage loans and securities. KKR

Financial Advisors LLC manages the Company pursuant to a management agreement. KKR Financial Holdings LLC and KKR Financial Advisors LLC are affiliates of Kohlberg Kravis Roberts & Co. L.P.

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, the availability, terms and deployment of capital to finance planned growth, risks associated with investing in mortgage-related assets, the Company’s limited liability company and organization structure and the regulatory environment in which its business operates, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

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